Exhibit 10.7.2
SECOND AMENDMENT TO
AMENDED AND RESTATED COMMON SHORT CODE LICENSE AGREEMENT
          This Second Amendment (“2nd Amendment”), to the Amended and Restated Common Short Code License Agreement, dated as of the 22nd day of May, 2009 between NeuStar, Inc., a Delaware corporation, with offices located at 46000 Center Oak Plaza, Building X, Sterling, VA 20166 (“NeuStar”) and CTIA — The Wireless Association (“CTIA”), a District of Columbia non-profit corporation, located at 1400 16th Street, NW, Suite 600, Washington, DC 20036.
          WHEREAS, NeuStar entered into an Amended and Restated Common Short Code License Agreement with the CTIA (“License Agreement”) dated June 2, 2008 to develop and maintain a database of common short codes, to process common short code applications and assign common short codes to applicants and to engage in other Additional Services on behalf of members of the wireless industry;
          WHEREAS, NeuStar and CTIA entered into a 1st Amendment to change the application form by adding additional fields of information to be supplied by Applicants and Registrants (“CSC 3.0 Phase 1”).
          WHEREAS, the Parties desire to document the business rules and legal terms and conditions for implementing CSC 3.0 Phase 1, including amending certain terms of the License Agreement and the Registrant Sublicense Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:
I.	Definitions.
A.	“Acceptable Use Policy” or “AUP” shall mean the acceptable use policy that governs the use of Common Short Codes as well as the policies and procedures associated with its enforcement.

B.	“Amended Assignment Guidelines” has the meaning assigned to it in Section VI below.

C.	“Campaign Content Provider” shall mean an entity that owns, has the right to use, and/or distributes the content transmitted or distributed through an individual advertising campaign associated with the CSC. Such advertising may be in any media, including print, broadcast, and electronic media. A Campaign Content Provider may also be a CSC Content Provider. The term Campaign Content Provider is not limited to parties that are listed in the “Campaign Content Provider” field on the CSC application, provided that NeuStar will not be obligated to determine whether such information listed in the “Campaign Content Provider” field is accurate and/or complete.

D.	“Content Provider” shall mean an entity that owns or has the right to content, including content that is sent to the End User though the CSC and advertising or promotional content associated with a CSC campaign. This includes both the CSC Content Provider and Campaign Content Provider.

E.	“CSC Content Provider” shall mean an entity that owns, has the right to use, and/or distributes the content transmitted or distributed through a CSC to the end user. A CSC Content Provider may also be a Campaign Content Provider. The term CSC Content Provider is not limited to parties that are listed in the “CSC Content Provider” field on the CSC application, provided that NeuStar will not be obligated to determine whether such information listed in the “CSC Content Provider” field is accurate and/or complete.
2nd Amendment to Amended and Restated Common Short Code License Agreement (final)
May 2009

F.	“CSC 3.0 Phase 1 Launch Date” shall mean the date mutually agreed by the Parties as the date in which the features and functionality set forth in the 1st Amendment are placed into production.

G.	“CTIA Monitoring Agent” means the entity authorized by CTIA to monitor compliance with the AUP and certain aspects of the RSA.

H.	“CTIA Monitoring Agent Contact” means the CTIA-authorized person or persons to whom Registry refers all questions regarding the AUP, Red Flag Indicators, and/or the enforcement of the AUP.

I.	“Delegate User” means an entity whom the Registrant provides access to one or more of their CSC Applications, Renewal Applications or Registrations for the purpose of adding, deleting, editing or modifying information required by the Registry for processing the CSC application for approval once Applicant has agreed to RSA.

J.	“Red Flag Indicator” shall mean a flag applied by CTIA’s Monitoring Agent associated with a specific Content Provider for specific violation(s) of the AUP or industry best practices on one or more CSC campaigns or CSCs.

K.	“Red Flag Indicator File” shall have the meaning set forth in III.B.3.

L.	“Registrant” shall mean the entity that agrees to the terms of the Registrant Sublicense Agreement.

M.	“Restricted User” shall mean the Content Provider that receives a Red Flag Indicator.

N.	“SCA” shall mean Standard Campaign Application, which is the application that a Registrant must submit to the Registry to submit a CSC campaign.

O.	Terms used in this 2nd Amendment and not otherwise defined shall have the same meaning set forth in the License Agreement and 1st Amendment.
II.	Registry Implementation of CSC 3.0 Phase 1 SCA.
A.	Registry shall be responsible for collecting all information set forth in the SCA as set forth in the 1st Amendment in the manner described therein as of the CSC 3.0 Phase 1 Launch Date.

B.	Registry shall ensure that the Content Provider’s name is not located in the then-current Red Flag Indicator File. As stated in Section 7.2 of the Amended Assignment Guidelines, NeuStar shall use commercially reasonable efforts to determine whether there is a match between the Content Provider’s name and the name specified in the then-current Red Flag Indicator File.
III.	AUP Business Rules.
A.	Acceptable Use Policy.
1.	CTIA shall be responsible for the creation, development, implementation, disclosure of, and administration of the AUP. The AUP will contain a comprehensive list of restrictions, the violation of which will result in the issuance of a Red Flag Indicator.

2.	The AUP shall be published by the CTIA on the Internet at http://www.ctia.org/business_resources/short code/by no later than May 22, 2009. CTIA may not change such link unless it provides no less than thirty (30) days advance written notice to the Registry.

3.	The AUP shall be incorporated by reference in the Registrant Sublicense Agreement, attached hereto as Exhibit 1 (“RSA”).
2nd Amendment to Amended and Restated Common Short Code License Agreement
May 2009

4.	In addition, the Registry shall post links to the AUP on the CSC Website as mutually agreed by the Parties.
B.	Enforcement of AUP.
1.	CTIA, either itself or through the CTIA Monitoring Agent, shall be solely responsible for (a) monitoring compliance of the AUP by the Registrant and the Content Provider, (b) notifying Content Providers about alleged violations of the AUP, (c) informing Content Providers about the ramifications of violations of the AUP and associated Red Flag Indicators, (d) adjudicating disputes over AUP violations and (e) answering questions and providing customer support regarding all issues associated with the AUP. Except as set forth in this 2nd Amendment, NeuStar shall not have any obligation to do any of the above. CTIA will develop processes for a Restricted User to dispute the issuance of a Red Flag Indicator or to remedy the violation and thus remove the Red Flag Indicator. The specifics of these processes will not be included in the AUP, and may change as a result of CTIA and/or wireless carrier requirements. However, in the event of the issuance of a Red Flag Indicator, CTIA will communicate to the Restricted User(s), and where CTIA deems appropriate, any affected Registrants or other impacted Content Providers, the details of the process applicable to that violation for disputing and remedying the violation. CTIA and the wireless carriers reserve the right to permanently restrict certain Restricted Users in the event of repeated and/or serious violations.

2.	Contacts.
a.	CTIA/Monitoring Agent. CTIA has appointed Jeff Simmons to serve as the initial primary contact and the CTIA Monitoring Agent Contact between Registry, the Monitoring Agent and CTIA regarding CTIA’s and Registry’s respective obligations under this 2nd Amendment. Such contact may be changed at any time upon fifteen (15) days written notice to Registry.

b.	In addition, upon execution of this 2nd Amendment, CTIA shall provide to Registry the complete contact information, including name, address, e-mail address and phone number of the CTIA Monitoring Agent Contact which the Registry will refer to Registrants, Applicants and/or 3rd parties if they have any questions regarding their CSCs as they relate to the AUP and other policies pertaining to the appropriate use of CSCs, monitoring agent results, issuance or removal of Red Flag Indicators, or monitoring reports or how to access more information regarding monitoring. CTIA acknowledges that NeuStar shall not have any responsibility to provide any customer support regarding these issues.
3.	Red Flag Indicators. CTIA, will be responsible for issuing Red Flag Indicators to those Content Providers who have failed to comply with the published AUP. The list of those in violation and the corresponding data as detailed in Section 7.2
2nd Amendment to Amended and Restated Common Short Code License Agreement
May 2009

of the Amended Assignment Guidelines, will be submitted to the Registry on a daily basis (every business day) through FTP file exchange.

4.	Registry Obligations upon Receipt of Red Flag Indicator.
a.	In accordance with the requirements specified in the Assignment Guidelines, CTIA shall submit to NeuStar a maximum of one file per day containing a list of all the Restricted Users (“Red Flag Indicator File”) and any available corresponding data necessary for NeuStar to fulfill its obligations regarding the Restricted Users.

b.	CTIA shall notify Registry at least thirty (30) days prior to the date in which NeuStar shall begin implementing the processes and procedures set forth in Section 7.2 of the Amended Assignment Guidelines.

If the specific requirements regarding the treatment of Restricted Users contained in the Assignment Guidelines change in a way that requires Additional Services from Registry (as defined in the Amended and Restated Common Short Code License Agreement) such changes require the consent of both Parties.
IV.	Registrant Sublicense Agreement
A.	As of the CSC 3.0 Phase 1 Launch Date, the Registry shall require all new CSC Applicants and CSC Registrants seeking to renew CSCs to agree to the Registrant Sublicense Agreement set forth in Exhibit 1 (“CSC 3.0 RSA”).

B.	The CSCA 3.0 Phase 1 Launch Date will be no earlier than 20 days after a communication is sent to all Registrants containing a link to the new RSA. Such communication will be composed and transmitted by Registry, but CTIA will have the right to edit and approve the communication in its sole discretion. Registry shall send out such communication within five (5) days of receiving it from CTIA.
V. Indemnity. The following indemnification obligations shall be added to those specified in Section 12.1 of the License Agreement and shall be subject to the applicable provisions in Article 12. The CTIA shall indemnify, defend, and hold harmless the Registry, including its directors officers, employees, agents and affiliates from any against any losses, damages, settlement, recovery, judgment, expenses and costs (including reasonable attorneys’ fees), or liabilities as a result of any claims or demands against Registry by a Third party that are caused by, or arise out of, (a) the AUP, (b) any action or inaction of the CTIA or the CTIA Monitoring Agent related to the monitoring of CSCs (c) the implementation or enforcement of the AUP against any Content Provider, Registrant, Applicant or other CSC User, or (d) an allegation that the AUP, monitoring or enforcement is not in compliance with any applicable law, rule, regulation, order of any governmental (including any regulatory or quasi-regulatory) agency or contract. In addition, for the avoidance of doubt, the foregoing indemnification obligations shall not be subject to the limitation of liability exclusions or monetary caps set forth in Section 13.1 of the License Agreement.
VI. Amendments to the Assignment Guidelines
2nd Amendment to Amended and Restated Common Short Code License Agreement
May 2009

The Parties hereby agree to delete Exhibit D to the License Agreement and replace such Exhibit with the new Exhibit D, attached hereto as Exhibit 2 (“Amended Assignment Guidelines”). The Parties further agree that the addition of the following sections to Amended Assignment Guidelines from the original Exhibit D are deemed material and therefore may not be changed absent mutual agreement of the Parties. These include Sections 3(d), 3.4, 4.1, 4.2 and the entirety of Article 7.
VII. Except as specifically modified by this Second Amendment, the terms and conditions of the License Agreement shall remain in full force and effect
        IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed as of the date first written above.

NEUSTAR, INC			CTIA

By:	/s/ Bradley Smith		By:	/s/ Michael Altschul

	Name:	Bradley Smith		Name:	Michael Altschul
	Title:	VP and Corporate Controller		Title:	Senior Vice President, General Counsel
	Date:	May 26, 2009		Date:	5-22-2009
2nd Amendment to Amended and Restated Common Short Code License Agreement
May 2009

EXHIBIT 1
TO THE SECOND AMENDMENT TO THE
AMENDED AND RESTATED COMMON SHORT CODE AGREEMENT
[NEW RSA]
2nd Amendment to Amended and Restated Common Short Code License Agreement
May 2009